LICENSING AGREEMENT

This Licensing Agreement (the “ Agreement”) is entered into and made effective as of May 26, 2017 (the “Effective Date”) by and between Pineapple Express, Inc. and THC Industries, LLC (collectively the “ Licensor “ ) with a mailing address of _________,on the one hand, and The Hit Channel, Inc. (the “Licensee”) with an address% Singh, Singh & Trauben, LLP, 400 S. Beverly Dr., Suite 240 , Beverly Hills, CA 90212, Attn: Simran Singh, Esq., on the other hand.

W I T N E S S E T H:

WHEREAS, Licensor is a products and services company operating in the cannabis industry (the “Industry”) and is the sole and exclusive owner and administrator of the Uniform Resource Locator in            its hostname and all other ancillary rights associated therewith (collectively, the” URL”); and

WHEREAS, Licensee is a media production and marketing company with exclusive use of a proprietary social media and e-commerce technology platform (the “Platform”); and

WHEREAS, Licensor desires to license the URL to Licensee so that Licensee may use the Platform in order to commercially exploit the URL for the mutual benefit of Licensor and Licensee.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1.	LICENSE:

A.	The Licensor exclusively grants to the Licensee during the Term (as defined herein below) of this Agreement the exclusive and irrevocable right, power, authority and license to do any and all of the following:

i.	Use, edit, revise, publicly display , advertise, operate, control, host webpages, content, and e-commerce technology on, and otherwise exploit in any manner and form of media at the URL;

11.	Use, display, advertise and otherwise exploit any and all trademarks, tradenames, design marks, copyrights and any and all other intellectual property of the Licensor in and to all the name, and any design, logo or artwork featuring the word “THC” solely in connection with the URL for the web and mobile apps (collectively the “Licensed IP”), including without limitation all of Licensor’s trademarks with applications currently pending with the United States Patent and Trademark Office (“USPTO”) as documented by the following serial numbers: (i) 87I99248; (ii) 87I98240; (iii) 87I 98244; (iv) 87 I9828; (v) 87198175 ; (vi) 87198235; (vii) 87 I98208; and (viii) 87290137. For the avoidance of doubt, nothing herein shall restrict any of Licensor’s rights associated with Licensed IP for any use or purpose not related to the URL.

2.	LICENSEE’S SERVICES:

A.	Licensee shall maintain a website and online and/or mobile application using the URL for the purposes of distributing Content, selling products, services and hosting social media predominantly in the Industry and related categories.

B.	Licensee shall produce and curate Content to be featured and distributed on the Channel. “Content” shall refer to video and audio-visual assets that are produced by Licensee or contracted or solicited by Licensee. “Channel” shall refer to the dotcom and application platform that shall host or provide access to the Content, social media, and e-commerce assets under the URL, based on the Platform controlled by Licensee.

C.	Licensee shall be responsible for all aspects of the Channel including, without limitation, branding, selection of the Content, and operating technology and e-commerce associated therewith, subject to Licensor’s obligations hereunder with respect to the URL and Licensed IP.

D.	Licensee shall allocate at least three percent (3%) of Gross Proceeds (as defined herein below) to spend on legitimate third-party marketing expenses in order to promote the URL. Channel and the Content.

E.	For the avoidance of doubt, notwithstanding the foregoing, Licensee shall have complete control and discretion, including but not limited to creative and financial decisions, over all aspects of the creation, production, curation, distribution and marketing of the Content, Channel and Platform.

3.	LICENSOR’S OBLIGATIONS:

A.	Licensor shall maintain the good standing of the URL registration and Licensor’s ownership thereof at all times and for the duration of the Term, throughout the Territory, including, without limitation, by paying any and all applicable fees, costs and expenses that may be associated with the maintenance, registration, upkeep or ownership thereof, and which shall be paid at Licensor’s sole and un-reimbursable expense.

B.	Licensor, upon execution of this Agreement, irrevocably during the Term appoints Licensee as the administrator contact of the URL through the URL’s registrar listing, and Licensor shall complete and execute any requested authorization or transfer documentation (e.g. account credentials to the registrar in the form of username and password) as requested by Licensee or any third party (including the registrar), and notify the registrar or other applicable third parties of Licensor’s intent and request, to afford Licensee access, and unfettered operation and control of the URL during the Term. Licensor agrees to provide Licensee all login information in connection with the URL, which may only be changed by mutual written approval during the Term. In the event that Licensee’s access, use and operation of the URL is blocked or interrupted as a result of any breach of Licensor of its obligations hereunder (or any intentional act by Licensor that causes interruption of Licensee’s access to, use and control of the URL), in addition to any other legal and equitable remedies available to Licensee, including without limitation the cease of payments otherwise owed to Licensor hereunder, the Term shall be deemed extended for aggregate duration of the interruption (unless terminated by Licensee).

C.	Licensor further agrees that its obligations hereunder are both critical and reasonable in order to protect Licensee and its business, and expressly agrees that monetary damages, including without limitation consequential damages, special damages, incidental damages, as may be applicable, would be inadequate alone to compensate Licensee for any breach by Licensor of any covenants and agreements set forth herein. Accordingly, Licensor agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Licensee and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Licensee shall be entitled to obtain both temporary and permanent injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of posting bond or other security (to the extent that Licensee is required to post bond or other security, the parties agree and stipulate that $250 is sufficient for such bond or other security) or proving actual damages.

4.	TERM:

A.	Initial Term: The term of this Agreement shall begin on the Effective Date and shall continue for a period of five (5) years (the “Initial Period”).

B.	First Extension: The Initial Period shall be automatically renewed and extended for a period of five (5) years beginning immediately upon the expiration of the Initial Period (the “First Extension Period”) in the event the total Revenue Share (as defined herein below) paid to Licensor during the Initial Period equals at least One Million Two Hundred Thousand Dollars (USD $1,200,000.00) (the “First Extension Threshold”). If the First Extension Threshold is not reached solely by virtue of the Revenue Share, Licensee may, in its sole option and discretion, pay Licensor the additional sum equal to the difference between the First Extension Threshold and the amount of Revenue Share paid to Licensor during the Initial Term hereof, and such payment shall automatically trigger the First Extension Period beginning immediately upon the expiration of the Initial Period.

C.	Second Extension: The First Extension Period shall be automatically renewed and extended for a period of five (5) years beginning immediately upon the expiration of the First Extension Period (the “Second Extension Period”) in the event the total Revenue Share paid to Licensor during the First Extension Period equals at least One Million Five Hundred Thousand Dollars (USD $1,500,000.00) (the “Second Extension Threshold” ). If the Second Extension Threshold is not reached solely by virtue of the Revenue Share, Licensee may, in its sole option and discretion, pay Licensor the additional sum equal to the difference between the Second Extension Threshold and the amount of Revenue Share paid to Licensor during the First Extension Period hereof, and such payment shall automatically trigger the Second Extension Period beginning immediately upon the expiration of the First Extension Period.

D.	The Initial Period, First Extension Period and Second Extension Period. as applicable, are collectively referred to herein as the “Term.” Licensee may terminate this Agreement at any time above thirty (30) days’ written notice.

5.	COMPENSATION:

A.	License Fee: In consideration of the rights granted by Licensor herein, Licensee shall pay (or cause to be paid) Licensor a one-time fee equal to One Hundred Fifty Thousand Dollars (USD $150,000.00) (the “License Fee’’) following the full execution of this Agreement.

B.	Revenue Share: Licensor shall receive payment equal to twelve percent (12%) of the Gross Proceeds (as hereinafter defined) (the “Revenue Share”). In the event that Licensor has received a Revenue Share in aggregate of Five Million Dollars (USD $5,000,000.00) during any year (i.e. any consecutive 365 days) during the Term (First Annual Threshold”), then the Revenue Share shall be reduced to eight percent (80%) of the Gross Proceeds for the remainder of that same year. In the event that, after the First Annual Threshold has been achieved, Licensor receives a Revenue Share in aggregate of Six Million Dollars (USD $6,000,000.00) (i.e. inclusive of the First Annual Threshold) during the same year that the First Annual Threshold was achieved, then the Revenue Share shall be reduced to two percent (2%) of the Gross Proceeds for the remainder of that same year.

i.	As used herein, “Gross Proceeds” shall mean any and all monies actually received by Licensee from its commission (which shall not exceed 10%) on sales through the Channel, less returns and any third-party banking and transaction fees.

C.	Annual Minimum. In the event that the Revenue Share paid to Licensor does not meet the applicable Annual Minimum after the close of each year of the Term (such occurrence being a “ Shortfall” ), Licensee shall have the option of paying Licensor the difference between the Revenue Share paid to Licensor during such year where there is a Shortfall and the applicable Annual Minimum (the “Deficit Option Payment”), within forty five (45) days from the close such year with the Shortfall. If, in the event of a Shortfall, Licensee docs not pay Licensor the Deficit Option Payment within the allotted 45-day period, Licensor shall have the option to terminate the Agreement upon thirty days’ written notice to Licensee. As used herein, “Annual Minimum” shall mean the following:

1.	During the first year and second year of the Term, at least Three Hundred Thousand Dollars (USD $300,000.00);

11.	During the third year of the Term, at least Three Hundred Fifty Thousand Dollars (USD $350,000.00); and

111.	During the fourth year of the Term, and each year of the Term thereafter, at least Four Hundred Thousand Dollars (USD $400,000.00).

D.	Licensor Product Sales: Licensor shall have the non-exclusive right to list its own products and services for sale on the Channel, and such listing, sale and use of the Channel will be subject to the then-current terms and conditions governing the use of the Channel (which shall be available on the Channel).

6.	INTELLECTUAL PROPERTY OWNERSHIP AND CONTROL:

A.	Licensor shall remain the owner of the URL in its entirety as well as all Licensed IP, and nothing herein shall vest any ownership rights in the URL or such Licensed IP.

8.	Licensee is and shall be the exclusive owner of all Content now existing or hereafter created, the Channel, the Platform, all customer information/data. and any and all rights, title and interest in or to any intellectual property associated therewith, and shall retain all rights therein and any content materials and intellectual property or other rights derived therefrom. This shall include all inventions, discoveries, trademarks, patents, trade names, copyrights, moral rights, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, computer programs, computer discs , computer tapes, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable or copyrightable (the “Licensee Property”).

7.	ACCOUNTING AND AUDIT : Licensor shall have an account on or with the Channel and shall each receive its Revenue Share therefrom at the time of each sale transaction made through the Channel. The parties agree that no other accounting or reporting shall be necessary and no additional reporting or accounting will be provided.

8.	REPRESENTATIONS AND WARRANTIES:

A. Licensor’s Representations and Warranties: Licensor hereby represents and warrants to Licensee that:

i.	Licensor has the full right, power and authority to enter into this Agreement, to grant the rights and license granted herein to Licensee and to perform all of Licensor’s obligations hereunder without restriction;

ii.	Licensor is the sole, exclusive and lawful owner of all rights, including without limitation trademarks and copyrights, in and to the URL and the Licensed IP, and has the full right, ability and authority to license to Licensee all of the rights granted to Licensee hereunder, and Licensor will have the ability to use and exploit those same rights as set forth hereunder, without violating the rights of any third party or breaching any agreement to which Licensor is a party. Licensor further warrants that it will take all action necessary, or as reasonably requested by Licensee, to maintain and protect its rights, title, and interests io and to the URL and Licensed IP, including without limitation maintaining all applications and registrations, and paying any dues or fees associated therewith, at Licensor’s sole expense.

iii.	The person signing this Agreement on behalf of Licensor has been duly authorized and empowered to execute this Agreement;

iv.	There is no other existing license, and Licensor shall not grant any such license, to any third party, to use during the Term hereof the URL. or any of the exclusive rights granted hereunder to Licensee.

v.	There are no actions, suits, legal proceedings or formal investigations pending, or, to the knowledge of Licensor, threatened, against or affecting Licensor before any court, arbitrator or administrative or governmental body which might adversely affect or impair the right of Licensor to grant the rights granted herein or otherwise perform its obligations under this Agreement;

vi.	There are no pending or existing adverse orders, judgments, legal proceedings or actions, formal investigations, written claims or consent agreements, and, no restrictions, liens or encumbrances against Licensor regarding or relating to the URL or the Licensed IP in any jurisdiction in the Territory;

vii.	As of the date hereof, the use of the URL and Licensed IP by Licensor has infringed or misappropriated any intellectual property or other rights of any third party whatsoever;

viii.	Licensor’s entry into and performance of this Agreement and the grant of rights set forth herein do not and will not violate any other agreements executed or entered into by or on behalf of Licensor or otherwise violate any rights of any third party; and

B. Licensee’s Representations and Warranties: Licensee hereby represents and warrants to Licensor that:

i.	Licensee has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

ii.	The person signing this Agreement on behalf of Licensee has been duly authorized and empowered to execute this Agreement.

iii.	Licensee’s entry into and performance of this Agreement does not and will not violate any other agreements executed or entered into by or on behalf of Licensee or otherwise violate any rights of any third party.

9.	INDEMNIFICATION:

A.	Licensor’s Indemnification of Licensee: Licensor hereby inde1ru1ilies and holds Licensee and its affiliates and the directors, officers, employees, representatives, successors, assigns and agents of each (collectively “Licensee Indemnified Parties”) harmless of and from and shall indemnify each of them against any and all losses, liabilities, damages, judgments, awards, suits, claims, fines, penalties and expenses (including reasonable outside attorneys’ fees and expenses) for which Licensee Indemnified Parties may become liable or be compelled to pay in any action, claim or proceeding against Licensee Indemnified Parties by reason of (i) the use in accordance with the terms of this Agreement of the URL or Licensed IP; (ii) any breach of any of Licensor’s representations, warranties, or obligations hereunder; or (iv) any negligent acts, whether of omission or commission, of Licensor or any of its agents, employees, representatives, contractors or sub contractors.

B.	Licensee’s Indemnification of Licensor: Licensee hereby indemnifies and holds Licensor and its affiliates and the directors, officers, employees, representatives, successors, assigns and agents of each (collectively “ Licensor Indemnified Parties”) harmless of and from and shall indemnify each of them against any and all losses, liabilities, damages, judgments, awards, suits, claims, fines, penalties and expenses (including reasonable outside attorneys’ fees and expenses) for which Licensor Indemnified Parties, may become liable or be compelled to pay in any action, claim or proceeding against Licensor Indemnified Panic, for or by reason of any material breach of this Agreement or any representations or warranties made by Licensee herein.

10.	CONFIDENTIALITY: Licensee and Licensor each acknowledge that, in furtherance of this Agreement. Licensor may receive from Licensee information of a confidential or proprietary nature, including but not limited to: (a) business plans, methods, schemes, practices, marketing and advertising plans, proposals, data, research. information, all written correspondence or documentation related thereto, identification of personnel, customers, prospective customers and suppliers, financial information, inventions, processes, methods, products, patent applications, specifications. drawings. sketches, models, samples, designs, ideas, technical information and other confidential business information and trade secrets; (b) any other information that (i) is furnished or made available to Licensor by Licensee in the course of Licensor’s performance of services hereunder or (ii) Licensor derives from any of the foregoing; and (c) the terms of this Agreement (collectively “Confidential Information” ). The parties recognize that these materials are valuable property and shall take all necessary steps to ensure the confidentiality and secrecy thereof, provided that the parties may disclose Confidential Information to their affiliates and their respective officers, directors, employees and advisors and shall be responsible for such persons compliance with these confidentiality obligations. Neither Licensor nor Licensee shall, at any time during or after the Term of this Agreement, disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired Confidential Information and data relating to the business of the other. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by Licensee; (ii) becomes publicly known and made generally available after disclosure by Licensee to Licensor through no action or inaction of Licensor or any of Licensor’s affiliates, agents, employees, representatives, or assigns; (iii) is already in the possession of Licensor at the time of disclosure by Licensee as shown by Licensor’s files and records immediately prior to the time of disclosure; (iv) is obtained by Licensor from a third party without a breach of such third party’s obligations of confidentiality; or (v) is required by law to be disclosed by Licensor, provided that Licensor shall give License written notice of such requirement prior to disclosure so that Licensee may seek a protective order or other appropriate relief.

11.	NOTICES: Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered, or Express mail , return receipt requested or by Federal Ex press, or at such other address as the respective party may designate in writing to the other party.

12.	BUYOUT: Licensee shall the have the exclusive right, at any time during Term, in Licensee’s sole discretion. to purchase, obtain and otherwise acquire the entire right title and interest in and to the URL (including all registrations, domains, copyrights, trademarks and any other property associated or affiliated therewith) (the “ Buyout Right”) for the greater amount of: (A) Five Million Dollars (USD $5,000,000.00), or (B) Twelve Percent ( 12%) of the Value of Licensee at the time of Licensee’s exercise of this right (the “Purchase Amount”). “Value” shall mean either (i) if Licensee is a publicly traded company, the market value of Licensee’s outstanding shares (“ Mark et Cap”); or (ii) if Licensee is a not publicly traded company, the product of Licensee’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the most recent fiscal year multiplied by five (5). If Licensee wishes to exercise the Buyout Right during the Term, Licensee shall provide Licensor with a written notice of exercising the Buyout Right (“Notice of Buyout”), and the parties shall thereafter endeavor in good faith to promptly close an asset purchase transaction within 60 days with respect the Buyout Right (collectively the “Purchase Agreement”), which shall include, an irrevocable and perpetual license of those rights licensed to Licensor under Section I(A)(ii) above, with no addition consideration owed for such license, with the only compensation or consideration owed in connection with such Purchase Agreement being the Purchase Amount. Upon execution of the Purchase Agreement, Licensor shall relinquish any and all rights. title and/or interest in and to the URL and agrees to cooperate with Licensee to transfer ownership and execute all relevant documentation related to such transfer and purchase. Upon Licensor’s receipt of the Purchase Amount, Licensee shall have no further obligation to Licensor whatsoever, including any payments outlined under Section 5.

13.	TERRITORY: The “Territory” governed by and applicable to the rights granted in/by this Agreement shall be the entire universe and in any and all forms of media now known or hereafter devised.

14.	GOVERNING LAW / VENUE: This Agreement (including any and all amendments), and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The parties agree that all disputes and litigation arising out of or in connection with this Agreement must be brought exclusively in the county, state and federal courts of Los Angeles County, California (the “Designated Courts”). Each party hereby expressly consents to the exclusive jurisdiction of the Designated Courts and further irrevocably waives all claims or defenses of lack of personal jurisdiction or any other jurisdiction defense, and any objection which such party may now or hereafter have to the laying of any suit, action or proceeding in any Designated Court, including the right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. The prevailing party shall be entitled to reimbursement of reasonable attorney fees and court costs.

15.	AGREEMENT BINDING ON SUCCESSORS: The provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs , administrators, successors and assigns.

16.	ASSIGNABILITY: · Neither party may assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the other party which shall not be unreasonably withheld.

17.	WAIVER: No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

18.	SEVERABILITY: If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term clause, or provision shall be deemed to be severed from the Agreement.

19.	COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and such counterparts shall together constitute the entire Agreement. Facsimiles and electronic copies in portable document format (PDF) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

20.	DEFAULT. Licensor may only terminate this Agreement if Licensor gives Licensee written notice of Licensee’s breach, and Licensee fails 10 cure the same within thirty (30) days of receipt of such notice.

21.	INTEGRATION: This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

UNDERSTOOD, AGREED TO AND ACCEPTED BY:

LICENSEE:
/s/ Matthew Feinstein
Authorized Representative	Print Name